As filed with the Securities and Exchange Commission on May 26, 2006
                                               Registration No. 333-________

==============================================================================

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      Pacific WebWorks, Inc.
      (Exact name of registrant as specified in its charter)

               Nevada                              87-0627910
     (State of incorporation)      (I.R.S. Employer Identification Number)


                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101
                          (801) 578-9020
             (Address of principal executive offices)

        Pacific WebWorks, Inc. 2001 Incentive Equity Plan
                     (Full title of the plan)

                       Kenneth W. Bell, CEO
                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101
                          (801) 578-9020
    (Name, address and telephone number of agent for service)

 Approximate date of commencement of proposed sale to the public:
From time to time following the effectiveness of this registration statement.

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                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                   Proposed
                                   maximum
                      Amount       offering   Proposed           Amount of
Title of securities   to be        price      maximum aggregate  registration
to be registered      registered   per unit   offering price     fee
--------------------- ------------ ---------- ------------------ ------------
Common Stock           3,560,000   $ 0.08 (2)  $ 248,800         $ 30.47
-----------------------------------------------------------------------------
(1) Based on the estimate of the number of underlying shares that may be purchased pursuant to options that have been granted pursuant to the Pacific WebWorks, Inc. 2001 Equity Incentive Plan.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act, based on the average of the high and low prices of the common stock as of May 22, 2006.

                              PART I
       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pacific WebWorks, Inc. shall send or give to employees the documents containing plan information and the documents incorporated by reference in this registration statement. These documents taken together constitute a prospectus that meets the requirements for a Section 10(a) of the Securities Act. However, this information is not required to be filed with the Securities and Exchange Commission (the "SEC") and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act.


                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the SEC by Pacific WebWorks, Inc. pursuant to the Securities Exchange Act of 1934 are, as of their respective dates, hereby incorporated by reference in this registration statement:

      (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed March 30, 2006; and

      (ii) Quarterly Report on Form 10-QSB for the period ended March 31, 2006, filed May 15, 2006.

In addition, all documents that Pacific WebWorks subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of common stock registered on this registration statement have been sold or (2) affects the deregistration of the balance of such shares then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be part of this registration statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Not required.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Pacific WebWorks is not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in Pacific WebWorks as a result of the 2001 Equity Incentive Plan.

ITEM 6.  INDEMNIFICATION OF  DIRECTORS AND OFFICERS

Neither our Articles of Incorporation nor our bylaws provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Sections 78.750 and 78.751 we must indemnify a director, officer, employee, or agent of the corporation who is successful on the merits or otherwise in defense of any action or suit. This indemnification shall include expenses, including attorneys' fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as, or at the request of, the corporation as our officer or director. We may indemnify these individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because this individual is our director or officer. The individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. We also have purchased Director and Officer Liability insurance with limits of $1 million per loss and $1 million per policy year. The current policy is in effect as of the date of this filing.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

None.

ITEM 8.  EXHIBITS

No.   Description
----  -----------
4.1   Pacific WebWorks, Inc. 2001 Equity Incentive Plan
5.1   Opinion of Cindy Shy, P.C.
23.1  Consent of Chisholm & Associates
23.2  Consent of Cindy Shy, P.C. (See exhibit 5.1)

ITEM 9.  UNDERTAKINGS

Pacific WebWorks hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability of Pacific WebWorks under the Securities Act to any purchaser in the initial distribution of the securities, Pacific WebWorks undertakes that in a primary offering of securities of Pacific WebWorks pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, then Pacific WebWorks will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
      (a) Any preliminary prospectus or prospectus of Pacific WebWorks relating to the offering required to be filed pursuant to Rule 424;
      (b) Any free writing prospectus relating to the offering prepared by or on behalf of Pacific WebWorks or used or referred to by Pacific WebWorks;
      (c) The portion of an other free writing prospectus relating to the offering containing material information about Pacific WebWorks or its securities provided by or on behalf of Pacific WebWorks; and
      (d) Any communication that is an offer in the offering made by Pacific WebWorks to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pacific WebWorks pursuant to the foregoing provisions, or otherwise, Pacific WebWorks has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pacific WebWorks of expenses incurred or paid by a director, officer or controlling person of Pacific WebWorks in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pacific WebWorks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on May 23, 2006.

                               PACIFIC WEBWORKS, INC.



                                /s/ Christian R. Larsen
Date: May 23, 2006          By:_______________________________________________
                               Christian R. Larsen, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                               /s/ Christian R. Larsen
Date: May 23, 2006             _______________________________________________
                               Christian R. Larsen, President and Director


                               /s/ Kenneth W. Bell
Date: May 23, 2006             _______________________________________________
                               Kenneth W. Bell
                               Chief Executive Officer, Treasurer,
                               Principal Financial and Accounting Officer,
                               and Chairman of the Board


                               /s/ R. Brett Bell
Date: May 23, 2006             _______________________________________________
                               R. Brett Bell
                               Secretary and Controller